Exhibit 99.1

Inspire Medical Systems, Inc. Announces Third Quarter 2024
Financial Results and Updates 2024 Outlook

Inspire Reports Year-over-Year Revenue Growth of 33% and
Earnings per Share of $0.60 in the Third Quarter

MINNEAPOLIS, MN - November 4, 2024 - Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire, or the company), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter ended September 30, 2024.

Recent Business Highlights
•Generated revenue of $203.2 million in the third quarter of 2024, a 33% increase over the same quarter last year
•Achieved gross margin of 84.1% in the third quarter of 2024
•Generated $14.3 million in operating income and earnings per share of $0.60 in the third quarter of 2024
•Generated cash flow from operations of $52.3 million in the third quarter of 2024
•Activated 66 new U.S. centers in the third quarter of 2024, bringing the total to 1,371 U.S. medical centers providing Inspire therapy
•Created 13 new U.S. sales territories in the third quarter of 2024, bringing the total to 323 U.S. sales territories
•Received FDA approval of the Inspire V neurostimulation system

“We are very proud of how the team executed in the third quarter, effectively treating patients with Inspire therapy, bringing the total number of patients treated to over 85,000. This performance resulted in strong revenue growth and a significant improvement in operating leverage,” said Tim Herbert, Chairman and CEO of Inspire Medical Systems. “Based on the strength of our business, we are increasing our full year revenue guidance to $793 million to $798 million, from $788 million to $798 million previously, and we are raising our full year earnings per share guidance to $1.20 to $1.40, up from $0.60 to $0.80 previously.”

“During the third quarter, we attended the International Surgical Sleep Society (ISSS) and American Academy of Otolaryngology-Head and Neck Surgery (AAO-HNS) meetings in Miami where Inspire therapy was prominently featured in numerous presentations and posters, reinforcing the progress we are making with increasing therapy awareness and adoption and cementing Inspire therapy as an important treatment option for patients with moderate to severe obstructive sleep apnea,” added Mr. Herbert. “Further, a key peer-reviewed study was published demonstrating the long-term safety of Inspire therapy assessing real-world experience since original FDA approval in 2014.”

Third Quarter 2024 Financial Results

Revenue was $203.2 million for the three months ended September 30, 2024, a 33% increase from $153.3 million in the corresponding period in the prior year. U.S. revenue for the quarter was $195.8 million, an increase of 33% as compared to the prior year quarter. Third quarter revenue outside the U.S. was $7.4 million, an increase of 27% as compared to the third quarter of 2023.

Gross margin was 84.1% for both of the three-month periods ended September 30, 2024 and 2023.

Operating expenses increased to $156.5 million for the third quarter of 2024, as compared to $142.4 million in the corresponding prior year period, an increase of 10%. This increase primarily reflected ongoing investments in the expansion of the U.S. sales organization and general corporate costs.

Operating income increased to $14.3 million for the third quarter of 2024, as compared to an operating loss of $13.5 million in the prior year period.

Net income was $18.5 million for the third quarter of 2024, as compared to a net loss of $8.5 million in the corresponding prior year period. The diluted net income for the third quarter of 2024 was $0.60 per share, as compared to a diluted net loss of $0.29 per share in the prior year period.

As of September 30, 2024, cash, cash equivalents, and investments increased to $524.4 million from $469.5 million on December 31, 2023.

Full Year 2024 Guidance

Inspire is increasing its full year 2024 revenue guidance to between $793 million to $798 million, which represents growth of 27% to 28% over full year 2023 revenue of $624.8 million. This compares to prior revenue guidance of $788 million to $798 million.

The company is maintaining its full year 2024 gross margin guidance of 83% to 85%.

Inspire is increasing diluted net income per share guidance for the full year 2024 to between $1.20 to $1.40, excluding the impact of any share repurchases that may be effected during the year. This compares to the prior guidance of $0.60 to $0.80 per share.

Inspire is also maintaining its guidance relating to the opening of new U.S. medical centers of 52 to 56 per quarter, as well as its guidance of 12 to 14 new U.S. territories for the fourth quarter of 2024.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Monday, November 4, 2024, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

To access the conference call, please preregister on
https://register.vevent.com/register/BIe5726849eb714262afb476ce7684a5f8. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/2cmcsx93/. A replay of the webcast will be available on https://investors.inspiresleep.com starting approximately two hours after the event and archived on the site for two weeks.

About ISSS

The ISSS is the world’s preeminent organization dedicated to the surgical evaluation and treatment of patients with sleep disorders. For more information, please visit www.surgicalsleep.org.

About AAO-HNS

The AAO-HNS (“the Academy”) is one of the world's largest organizations representing specialists who treat the ear, nose, throat, and related structures of the head and neck. Head and neck surgeons diagnose and treat medical disorders that are among the most common affecting patients of all ages in the United States and around the world. Those medical conditions include chronic ear disease, hearing and balance disorders, hearing loss, sinusitis, snoring and sleep apnea, allergies, swallowing disorders, nosebleeds, hoarseness, dizziness, and tumors of the head and neck as well as intricate micro-surgical procedures of the head and neck. The Academy represents approximately 13,000 ENT surgeons. For more information, please visit www.entnet.org.
About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA, EU MDR and PDMA-approved neurostimulation technology of its kind that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2024 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2024 and the impact of such additions, our expectations regarding operating leverage and profitability during 2024,the drivers of short- and long-term growth for our business, and our strategy and investments to grow and scale our business. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of macroeconomic trends; general and international economic, political, and other risks, including currency, inflation, stock market fluctuations and the uncertain economic environment; challenges experienced by patients in obtaining prior authorization, our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; the impact of glucagon-like peptide 1 class of drugs on demand for our Inspire therapy; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and the timing or likelihood of regulatory filings and approvals. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as updated in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this press release.

Investor & Media Contact
Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443

Inspire Medical Systems, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss) (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		June 30,
	2024	2023	2024	2023
Revenue	$203,191	$153,302	$563,086	$432,291
Cost of goods sold	32,398	24,382	86,998	68,522
Gross profit	170,793	128,920	476,088	363,769
Operating expenses:
Research and development	26,083	29,144	83,792	85,484
Selling, general and administrative	130,392	113,247	388,097	327,853
Total operating expenses	156,475	142,391	471,889	413,337
Operating income (loss)	14,318	(13,471)	4,199	(49,568)
Other (income) expense:
Interest and dividend income	(5,890)	(5,495)	(17,695)	(14,690)
Other (income) expense, net	(118)	224	77	268
Total other income	(6,008)	(5,271)	(17,618)	(14,422)
Income (loss) before income taxes	20,326	(8,200)	21,817	(35,146)
Income taxes	1,829	340	3532	770
Net income (loss)	18,497	(8,540)	18,285	(35,916)
Other comprehensive income (loss):
Foreign currency translation gain (loss)	259	(181)	86	(4)
Unrealized gain on investments	1,556	122	814	134
Total comprehensive income (loss)	$20,312	$(8,599)	$19,185	$(35,786)
Net income (loss) per share:
Basic	$0.62	$(0.29)	$0.61	$(1.23)
Diluted	$0.60	$(0.29)	$0.60	$(1.23)
Weighted average shares outstanding:
Basic	29,879,621	29,365,968	29,741,720	29,229,626
Diluted	30,633,789	29,365,968	30,566,395	29,229,626

Inspire Medical Systems, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$147,512	$185,537
Investments, short-term	263,475	274,838
Accounts receivable, net of allowance for credit losses of $515 and $1,648, respectively	89,743	89,884
Inventories, net	67,432	33,885
Prepaid expenses and other current assets	14,358	9,595
Total current assets	582,520	593,739
Investments, long-term	113,425	9,143
Property and equipment, net	67,447	39,984
Operating lease right-of-use assets	21,811	22,667
Other non-current assets	10,991	11,278
Total assets	$796,194	$676,811
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$34,926	$38,839
Accrued expenses	39,338	39,266
Total current liabilities	74,264	78,105
Operating lease liabilities, non-current portion	25,218	24,846
Other non-current liabilities	150	1,346
Total liabilities	99,632	104,297
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value per share; 200,000,000 shares authorized; 29,963,260 and 29,560,464 issued and outstanding at September 30, 2024 and December 31, 2023, respectively	30	30
Additional paid-in capital	1,021,970	917,107
Accumulated other comprehensive income	1,700	800
Accumulated deficit	(327,138)	(345,423)
Total stockholders' equity	696,562	572,514
Total liabilities and stockholders' equity	$796,194	$676,811